Exhibit 10.3

EXECUTION COPY

SUBORDINATION AGREEMENT

This Subordination Agreement (this “Agreement”) dated June 17, 2005, is between Intermix Media, Inc. (the “Creditor”), and Pinnacle Ventures, L.L.C. (“Agent”), as agent for the lenders (the “Lenders”) identified on Schedule 1 to the Loan Agreement (as defined below).

Recitals

A. MySpace, Inc. (the “Borrower”) has requested and/or obtained credit from Agent and Lenders which is secured by its assets and property.

B. The Creditor has extended credit to the Borrower as evidenced by that certain Promissory Note Due February 11, 2008, dated February 11, 2005 (the “Note”), issued by Borrower in favor of Creditor.

C. To induce Agent and Lenders to extend credit to the Borrower and make further extensions of credit to or for the Borrower, or to purchase or extend credit pursuant to any instrument or writing on which the Borrower is liable or to grant renewals or extensions of any loan, extension of credit, purchase, or other accommodation, the Creditor will subordinate (i) all of the Borrower’s indebtedness and obligations to the Creditor under the Note or any other instrument evidencing indebtedness for borrowed money, existing now or later (the “Subordinated Debt”) to all of the Borrower’s indebtedness and obligations to Agent and Lenders; and (ii) all of the Creditor’s security interests, if any, to all of Agent’s, on behalf of itself and the Lenders, security interests in the Borrower’s property.

THE PARTIES AGREE AS FOLLOWS:

1. The Creditor subordinates to Agent any security interest or lien that Creditor now has or hereafter acquires in any present or future property of the Borrower. Despite attachment or perfection dates of the Creditor’s security interest and Agent’s security interest, Agent’s security interest in the Collateral, as defined in the Loan and Security Agreement dated June 17, 2005, between the Borrower, Agent and Lenders (the “Loan Agreement”), shall be prior to the Creditor’s security interest.

2. All Subordinated Debt payments are subordinated to all of the Borrower’s obligations to Agent and Lenders existing now or later, together with collection costs of the obligations (including attorneys’ fees), including interest accruing after any bankruptcy, reorganization or similar proceeding and all obligations under the Loan Agreement (the “Senior Debt”).

3. The Creditor will not:

(a)	demand or receive from the Borrower (and the Borrower will not pay) any part of the Subordinated Debt, by payment, prepayment, whether mandatory or voluntary, or otherwise,

(b)	exercise any remedy against the Collateral, or

(c)	accelerate the Subordinated Debt, or begin to or participate in any action against the Borrower, until all the Senior Debt is paid.

Notwithstanding the foregoing, the Creditor may receive the following, provided no “Default” or “Event of Default” (as those terms are defined in the Loan Agreement) has occurred and is continuing: (i) regularly scheduled payments of interest on the Subordinated Debt, (ii) payment of principal on maturity of the Subordinated Debt, and (iii) mandatory prepayments required to be made upon receipt by Borrower of certain proceeds, pursuant to Section 2 of the Note; provided that the Creditor shall not be entitled to receive mandatory prepayments from the proceeds of sales of any Collateral.

4. The Creditor must deliver to Agent in the form received (except for endorsement or assignment by the Creditor) any payment, distribution, security or proceeds it receives on the Subordinated Debt other than according to this Agreement.

5. These provisions remain in full force and effect, despite the Borrower’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law, and Agent’s claims against the Borrower and the Borrower’s estate will be fully paid before any payment is made to the Creditor.

6. Until the Senior Debt is paid, the Creditor irrevocably appoints Agent as its attorney-in-fact, with power of attorney with power of substitution, in the Creditor’s names or in Agent’s name, for Agent’s use and benefit without notice to the Creditor, to do the following in any bankruptcy, insolvency or similar proceeding involving the Borrower:

(a)	File any claims for the Subordinated Debt for the Creditor if the Creditor does not do so at least 30 days before the time to file claims expires, and

(b)	Accept or reject any plan of reorganization or arrangement for the Creditor and vote the Creditor’s claims in respect of the Subordinated Debt in any way it chooses.

7. The Creditor will immediately put a legend on the Subordinated Debt instruments that the instruments are subject to this Agreement. No amendment of the Subordinated Debt documents will modify this Agreement in any way that terminates or impairs the subordination of the Subordinated Debt or the subordination of the security interest or lien that Creditor has in Borrower’s property, if any. For example, instruments may not be amended to (i) increase the interest rate of the Subordinated Debt, or (ii) accelerate payment of principal or interest or any other portion of the Subordinated Debt.

8. This Agreement is effective while the Borrower owes any amounts to Agent or Lenders. If, after full payment of the Senior Debt, Agent must disgorge any payments made on the Senior Debt, this Agreement and the relative rights and priorities provided in it, will be reinstated as to all disgorged payments as though the payments had not been made, and the Creditor will immediately pay Agent all payments received under the Subordinated Debt to the extent the payments would have been prohibited under this Agreement. At any time without notice to the Creditor, Agent may take actions it considers appropriate on the Senior Debt such as terminating advances, increasing the principal, extending the time of payment, increasing interest rates, renewing, compromising or otherwise amending any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against the Borrower or any other person. No action or inaction will impair or otherwise affect Agent’s rights under this Agreement. The Creditor waives any benefits of California Civil Code Sections 2809, 2810, 2819, 2845, 2847, 2848, 2849, 2850, 2899 and 3433.

9. This Agreement binds the Creditor, its successors or assigns, and benefits Agent’s successors or assigns. This Agreement is for Agent’s benefit and not for the benefit of the Borrower or any other party. If the Borrower is refinancing any of the Senior Debt with a new lender, upon Agent’s request of creditor, the Creditor will enter into a new subordination agreement with the new lender on substantially the terms of this Agreement.

10. This Agreement may be executed in two or more counterparts, each of which is an original and all of which together constitute one instrument.

11. California law governs this agreement without giving effect to conflicts of laws principles. The Creditor and Agent submit to the exclusive jurisdiction of the courts in Santa Clara County, California. THE CREDITOR AND AGENT EACH WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION FROM THIS AGREEMENT.

12. This Agreement represents is the entire agreement about this subject matter, and supersedes prior negotiations or agreements. The Creditor is not relying on any representations by Agent or the Borrower in entering into this Agreement. The Creditor will keep itself informed of the Borrower’s financial and other conditions. This Agreement may be amended only by written instrument signed by the Creditor and Agent.

13. If there is an action to enforce the rights of a party under this Agreement, the party prevailing will be entitled, in addition to other relief, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in the action.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

the “Creditor”		“Agent”

INTERMIX MEDIA INC.		PINNACLE VENTURES, L.L.C.

By:	/S/ RICHARD ROSENBLATT	By:	/S/ ROBERT N. SAVOIE
Name:	Richard Rosenblatt	Name:	Robert N. Savoie
Title:	CEO	Title:	Chief Financial Officer

The borrower approves the terms of this agreement.

the “Borrower”

MYSPACE, INC.

		By:	/S/ CHRIS DEWOLFE
		Name:	Chris Dewolfe
		Title:	CEO

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